Exhibit 23.4




                             SULLIVAN & CROMWELL
                  125 Broad Street, New York  10004-2498
                              (212) 558-4000



June 8, 1994


Texaco Inc.
2000 Westchester Avenue
White Plains, NY  10650

Texaco Capital LLC
c/o  Texaco Inc.
     2000 Westchester Avenue
     White Plains, NY  10650

Gentlemen:

     We hereby consent to the use of our name, including under the captions "TAXATION" and "VALIDITY OF SECURITIES", in the Prospectus Supplement dated June 8, 1994 to the Prospectus dated October 21, 1993 filed with the Securities and Exchange Commission (the "SEC") pursuant to Rule 424(b)(2)of the Securities Act of 1933, as amended, relating to the offering of preferred shares of Texaco Capital LLC guaranteed by Texaco Inc. to the extent set forth in such Prospectus Supplement and such Prospectus, and to the filing of this consent with the SEC.





                                   Sullivan & Cromwell




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